Exhibit 3.6

ARTICLES OF ORGANIZATION

OF

GRIFFIN INDUSTRIES LLC

The undersigned, serving as the organizer, pursuant to KRS Chapter 275, hereby executes and files the following Articles of Organization for the purpose of forming a Kentucky limited liability company under the Kentucky Limited Liability Company Act.

ARTICLE I

NAME

The name of the limited liability company shall be Griffin Industries LLC (the “Company”).

ARTICLE II

CONVERSION; FORMER NAME

The Company is the result of the conversion of Griffin Industries, Inc., a Kentucky corporation (the “Corporation”), into a limited liability company pursuant to KRS 275.376. The former name of the Company was Griffin Industries, Inc.

ARTICLE III

APPROVAL OF CONVERSION

The conversion of the Corporation into the Company pursuant to KRS 271B.12-030 and KRS 275.376 required shareholder approval, which approval was obtained from the sole shareholder of the Corporation by written consent of the sole shareholder in lieu of a meeting on May 2, 2011. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the plan of conversion of the Corporation, and number of votes of each voting group indisputably represented by written consent of the sole shareholder, were as follows:

Designation of Voting Group:	Common Stock
Number of Outstanding Shares:	1,000
Number of Votes Entitled to be Cast:	1,000
Number of Votes Indisputably Represented by Written Consent of the Sole Shareholder:	1,000

The total number of undisputed votes cast in favor of the amendment was 1,000 out of 1,000, which was sufficient approval of the conversion in accordance with the Corporation’s Articles of Incorporation and Bylaws and the Kentucky Business Corporation Act.

ARTICLE IV

REGISTERED OFFICE AND REGISTERED AGENT

The street address of the Company’s initial registered office is 306 W. Main Street, Suite 512, Frankfort, Kentucky 40601. The name of its initial registered agent at that office is CT Corporation System.

ARTICLE V

PRINCIPAL OFFICE

The mailing address of the principal office of the Company shall be 4221 Alexandria Pike, Cold Spring, KY 41076.

ARTICLE VI

STATEMENT OF MANAGEMENT

The affairs of the Company are to be managed by a board of managers, as set forth in its Operating Agreement.

[END OF TEXT; SIGNATURE PAGE FOLLOWS]

The undersigned hereby certifies that the foregoing constitutes the Articles of Organization of Griffin Industries LLC.

Executed by the undersigned on May 2, 2011.

/s/ John F. Sterling
John F. Sterling

SIGNATURE PAGE TO

ARTICLES OF ORGANIZATION OF GRIFFIN INDUSTRIES LLC

CONSENT OF REGISTERED AGENT

Pursuant to the provisions of KRS Chapter 14.A, the undersigned, as the registered agent identified in Article IV of the Articles of Organization of Griffin Industries LLC (the “Company”), hereby consents to serve the Company in that capacity until such time as such appointment is terminated or until the undersigned resigns in accordance with the Kentucky Limited Liability Company Act.

CT Corporation System

/s/ Joyce Gilbert
Joyce Gilbert, Asst. Secretary